Exhibit 10.1
FIRST AMENDMENT TO LEASE
     FIRST AMENDMENT TO LEASE (“First Amendment”), made this 1st day of May, 2009, by and between 160 RARITAN CENTER PARKWAY, L.L.C., a New Jersey limited liability company having an office c/o Adler Development, LLC, 160 Raritan Center Parkway, Unit 20, Edison, New Jersey 08818-7808, (“Landlord”); and MAJESCO ENTERTAINMENT COMPANY, a Delaware corporation, having an office at 160 Raritan Center Parkway, Edison, New Jersey 08818-7808 (“Tenant”).
W I T N E S S E T H :
     WHEREAS, Landlord, as landlord, and Tenant’s predecessor-in-interest, Majesco Sales, Inc., as tenant, entered into that certain Lease Agreement (“Original Lease”) dated February 2, 1999 for 21,250 square feet (“Leased Premises”) at 160 Raritan Center Parkway, Edison, New Jersey (“Building”); and
     WHEREAS, the Landlord and Tenant have agreed to extend the term of the Lease, as hereinafter set forth; and
     WHEREAS, the Original Lease as modified by this First Amendment is referred to as the “Lease”.
     NOW, THEREFORE, in consideration of the sum of TEN ($10.00) DOLLARS and other good and valuable consideration, the parties, intending to be legally bound, covenant and agree as follows:
     1. Term. The term of the Lease currently expires October 31, 2009. Landlord and Tenant hereby extend the term of the Lease so that the same will continue for a period of five (5) years three (3) months (the “First Amendment Term”), from November 1, 2009 through and including January 31, 2015 (“Expiration Date”).
     2. Base Rent. Until the First Amendment Term, Tenant shall continue to pay Base Rent in accordance with the Original Lease. Throughout the First Amendment Term, and subject to the next two sentences, Base Rent shall be as set forth in the chart below, payable in equal monthly payments as provided in the Lease. Provided there is then no Tenant default pursuant to the Lease which has continued beyond any applicable cure period, and notwithstanding the chart below, monthly Base Rent shall be abated for the months of November 2009, December 2012, and January 2014, and accordingly shall not be payable when otherwise due. If this Lease terminates prior to its expiration date and Landlord is entitled to damages from Tenant for any Tenant default under the Lease then, in addition to all other damages to which Landlord is entitled Landlord also shall be entitled to recover all previously abated rent as damages.
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Time Period	Annual Base Rent	Monthly Base Rent
November 1, 2009 through November 30, 2009*	$276,249.96	$23,020.83
December 1, 2009 through November 30, 2012	$276,249.96	$23,020.83
December 1, 2012 through December 31, 2012*	$284,537.52	$23,711.46
January 1, 2013 through December 31, 2013	$284,537.52	$23,711.46
January 1, 2014 through January 31, 2014*	$293,079.96	$24,423.33
February 1, 2014 through January 31, 2015	$293,079.96	$24,423.33

*	The Base Rent due for these months shall be abated to zero, in accordance with and subject to this paragraph 2 of this First Amendment.
     3. Additional Rent. Tenant shall pay throughout the Term, as same may be extended through the “Renewal Term” (as defined in paragraph 4 of this First Amendment), in addition to the Base Rent as herein provided, all Additional Rent and other charges as in the Lease required.
     4. Extension Right.
         (i) Provided the Tenant is not in default pursuant to the terms and conditions of this Lease beyond any applicable notice and cure period provided herein at the time of the exercise of the option described in this paragraph 4 or on January 31, 2015, and provided the Lease then remains in full force and effect, the Tenant is hereby given the option to renew the Lease for a period of five (5) years three (3) months (the “Renewal Term”), from February 1, 2015 through and including April 30, 2020. The Renewal Term shall be upon the same terms and conditions as in this Lease contained, except that Tenant shall pay Base Rent in accordance with paragraph 4(ii) of this First Amendment, and shall have no further right to renew the Term.
         (ii) Throughout the Renewal Term, and subject to the next two sentences, Base Rent shall be as set forth in the chart below, payable in equal monthly payments as provided in the Lease. Provided there is then no Tenant default pursuant to the Lease which has continued beyond any applicable cure period, and notwithstanding the chart below, monthly Base Rent shall be abated for the months of February 2015, March 2016, and April 2017, and accordingly shall not be payable when otherwise due. If this Lease terminates prior to its expiration date, as extended, and Landlord is entitled to damages from Tenant for any Tenant default under the Lease then, in addition to all other damages to which Landlord is entitled Landlord also shall be entitled to recover all previously abated rent as damages.

Time Period	Annual Base Rent	Monthly Base Rent
February 1, 2015 through February 28, 2015*	$300,390.00	$25,032.50
March 1, 2015 through February 28, 2016	$300,390.00	$25,032.50
March 1, 2016 through March 31, 2016*	$307,891.20	$25,657.60
April 1, 2016 through March 31, 2017	$307,891.20	$25,657.60
April 1, 2017 through April 30, 2017*	$315,605.04	$26,300.42
May 1, 2017 through April 30, 2018	$315,605.04	$26,300.42
May 1, 2018 through April 30, 2019	$323,488.80	$26,957.40
May 1, 2019 through April 30, 2020	$331,584.96	$27,632.08

*	The Base Rent due for these months shall be abated to zero, in accordance with and subject to this paragraph 2 of this First Amendment.
          (iii) The option of the Tenant to renew this Lease as hereinabove set forth is expressly conditioned upon the Tenant delivering to the Landlord, by August 1, 2014, notice of Tenant’s exercising its option to renew the Lease for the Renewal Term.
          (iv) The option of the Tenant to renew this Lease as hereinabove set forth is personal to the named Tenant only, and may not be exercised by any other permitted assignee or subtenant hereunder. Tenant’s option to renew shall be null and void in the event that fifty (50%) percent or more of the Leased Premises have been sublet by the Tenant to any party prior to the date set for the exercise by Tenant of such option to renew.
     5. Termination Right. Tenant has the option to terminate the Lease, such termination to be effective on November 30, 2012 (“Termination Date”). The option of the Tenant to terminate this Lease as in this paragraph 5 provided is expressly conditioned upon the Tenant delivering to the Landlord, between May 1, 2012 and July 31, 2012 notice of Tenant’s exercising its option to terminate the Lease, and paying to Landlord, simultaneously with delivery of the termination notice, a “Termination Fee” equal to four (4) months Base Rent at the then current rate, i.e. Ninety Two Thousand Eighty Three and 32/100 ($92,083.32) Dollars. The Lease shall terminate on the Termination Date as if that date was the stated expiration date of the Lease, and Tenant shall surrender the Premises to Landlord in accordance with the terms of the Lease on or prior to that date, or be considered a holdover in accordance with the terms of the Lease. Once Tenant elects to terminate the Lease in accordance with the terms hereof it may not then withdraw such termination. The option of the Tenant to terminate this Lease as herein set forth may be assigned with an assignment of this Lease to the a permitted assignee of the Lease.
     6. Brokers. No broker was employed in connection with this Amendment. Article 42 of the Original Lease remains in full force and effect.
     7. .Notices. In Article 19 of the Original Lease “Epstein, Brown, Markowitz & Gioia, Esqs., Attention: Robert K. Brown, Esq., 245 Green Village Road, P.O. Box 901, Chatham Township, New Jersey 07928” is deleted and substituted therefor is “Gibbons P.C., One Pennsylvania Plaza, 37th Floor, New York, New York 10119-3701, Attention: Shepard A. Federgreen”. A copy of notices to Tenant shall be delivered to Ansell, Zaro, Grimm & Aaron, 1500 Lawrence Avenue, Ocean, New Jersey 07712, Attention: Michael Benedetto.
     8. Termination of Guaranty. Landlord acknowledges that from and after October 31, 2009 the Guaranty of Lease Agreement delivered pursuant to paragraph 50 of the

Original Lease will be of no force or effect, except as to obligations pursuant to the Original Lease which first arise between the date of this First Amendment and October 31, 2009, if any.
     9. Estoppel. Tenant acknowledges that Landlord has performed fully all obligations of “Landlord” pursuant to the Lease in accordance with the terms thereof, that there is no default by Landlord thereunder, and there is no circumstance which, but for the giving of notice or the passage of any applicable cure period, will constitute a default by Landlord thereunder. Landlord acknowledges that Tenant has performed fully all obligations of “Tenant” pursuant to the Lease in accordance with the terms thereof, that to the best knowledge of Landlord there is no default by Tenant thereunder, and there is no circumstance which, but for the giving of notice or the passage of any applicable cure period, will constitute a default by Tenant thereunder.
     10. Ratification. Except as set forth in this First Amendment, all other terms and conditions of the Original Lease shall remain in full force and effect.

Landlord:

160 RARITAN CENTER PARKWAY, L.L.C.

By:	/s/ Joshua Adler Name/Title: Joshua Adler / Manager

Tenant:

MAJESCO ENTERTAINMENT COMPANY

By:	/s/ John Gross Name/Title: John Gross / CFO